Exhibit 21.1

SUBSIDIARIES OF HERC HOLDINGS INC. As of December 31, 2025	JURISDICTION OF INCORPORATION
Black and Gold Insurance Ltd.	Bermuda
Great Northern Equipment, Inc.	Montana
Herc Build, LLC	Delaware
Herc CARE LLC	Delaware
Herc FSC LLC	Delaware
Herc Intermediate Holdings, LLC	Delaware
Herc Investors, LLC	Delaware
Herc Management Holdings LLC	Delaware
Herc Management Services LLC	Delaware
Herc Purchasing LLC	Delaware
Herc Sales Force A LLC	Delaware
Herc Sales Force B LLC	Delaware
Herc Sales Holdings LLC	Delaware
Herc Receivables U.S. LLC	Delaware
Herc Rentals Inc.	Delaware
Herc Entertainment Services LLC	Delaware
Herc Rentals Holdings, LLC	Delaware
Herc Rentals 1, LLC	Delaware
Herc Rentals 2, LLC	Delaware
Herc Rentals Employee Services LLC	Delaware
Herc Rentals Trucking (Alberta) Limited	Alberta, Canada
Herc Trench Materials LLC	Delaware
H&E California Holding, Inc.	California
H&E Equipment Services (Midwest), Inc.	Indiana
Matthews Equipment Limited	Ontario, Canada